Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the prospectuses constituting a part of this Registration Statement of our report dated April 14, 2023, relating to the consolidated financial statements of Cibus Global, LLC (the “Company”), which is incorporated by reference in those prospectuses. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the prospectuses.

/s/ BDO USA, LLP

June 30, 2023